As filed with the Securities and Exchange Commission on May 26, 2006
Registration No. 333-125513

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLAGSTAR BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-3150651

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
5151 Corporate Drive
Troy, Michigan 48098

(Address of Principal Executive Office)
Flagstar Bancorp, Inc. 1997 Employees and Directors Stock Option Plan
(Full title of the Plan)
Mark T. Hammond, Vice-Chairman of the Board,
President and Chief Executive Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098

(Name and Address of Agent For Service)
(248) 312-2000

(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Jeremy T. Johnson, Esquire
Kutak Rock LLP
1101 Connecticut Avenue, N.W., Suite 1000
Washington, D.C. 20036-4374
(202) 828-2400
(202) 828-2488 (fax)

EXPLANATORY NOTE
     Flagstar Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2005 (File No. 333-125513) (the “2005 Form S-8”). A total of 13,727,250 shares of the Company’s Common Stock, par value $0.01 per share, as adjusted for stock splits, were registered in connection with the Company’s 1997 Employees and Directors Stock Option Plan, as amended (the “1997 Plan”) by four separate registration statements on Form S-8 as follows: (a) 3,026,250 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, filed on April 30, 1999 (File No. 333-77501); (b) 6,201,000 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, filed on August 30, 2001 (File No. 333-68682); (c) 3,000,000 shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, filed on May 30, 2002 (File No. 333-89420); and (d) 1,500,000 shares were registered by the 2005 Form S-8.
     On May 26, 2006, the stockholders of the Company approved the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), which replaces the 1997 Plan. Of the 13,727,250 shares registered in connection with the 1997 Plan, 1,409,202 shares have not been issued and are not subject to issuance upon the exercise of outstanding options granted under the 1997 Plan. Pursuant to Instruction E to the General Instructions to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission’s Division of Corporation Finance (July 1997), (i) 1,409,202 shares of the Company’s Common Stock registered under the 2005 Form S-8 are hereby deregistered and carried forward to, and deemed covered by, the registration statement on Form S-8 filed on or about the date hereof in connection with the 2006 Plan (the “2006 Form S-8”); and (ii) the registration fees paid for such 1,409,202 shares under the 2005 Form S-8 are carried over to the 2006 Form S-8. The Company shall not issue any additional shares or options under the 2005 Form S-8.
     In addition to the 1,409,202 shares being carried forward to the 2006 Form S-8 on or about the date hereof, approximately 90,798 shares registered in connection with the 1997 Plan have not been issued but may be issued upon the exercise of outstanding options granted under the 1997 Plan. In the event any of these approximately 90,798 shares are not issued in connection with the 1997 Plan, such as when a currently outstanding option granted under the 1997 Plan is cancelled without being exercised, the Company intends to periodically file additional post-effective amendments to the 2005 Form S-8 and 2006 Form S-8 carrying forward such shares for issuance in connection with the 2006 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 26th day of May, 2006.

FLAGSTAR BANCORP, INC.

By	/s/ Mark T. Hammond

Mark T. Hammond Vice-Chairman, President and Chief Executive Officer
(Duly Authorized Representative)
     Pursuant to the requirements of the Securities Exchange Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons (including a majority of the Board of Directors of the Company) in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Hammond Thomas J. Hammond	Chairman of the Board	May 26, 2006

/s/ Mark T. Hammond Mark T. Hammond	Vice-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 26, 2006

/s/ Paul D. Borja Paul D. Borja	Executive Vice-President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 26, 2006

/s/ Kirstin A. Hammond Kirstin A. Hammond	Executive Director and Director	May 26, 2006

/s/ Robert O. Rondeau, Jr. Robert O. Rondeau, Jr.	Executive Director and Director	May 26, 2006

/s/ Charles Bazzy Charles Bazzy	Director	May 26, 2006

/s/ James D. Coleman James D. Coleman	Director	May 26, 2006

/s/ Richard S. Elsea Richard S. Elsea	Director	May 26, 2006

/s/ Michael Lucci, Sr. Michael Lucci, Sr.	Director	May 26, 2006

/s/ Robert W. DeWitt Robert W. DeWitt	Director	May 26, 2006

Signatures	Title	Date

/s/ Frank D’Angelo Frank D’Angelo	Director	May 26, 2006

/s/ B. Brian Tauber B. Brian Tauber	Director	May 26, 2006

/s/ Jay J. Hansen Jay J. Hansen	Director	May 26, 2006

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